Exhibit 5

Deneen Donnley Senior Vice President and General Counsel Admitted in CT, DE and Washington, DC Registered in-house counsel in NY

May 21, 2024

Consolidated Edison, Inc.

4 Irving Place

New York, New York 10003

Re: Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of Consolidated Edison, Inc. (“Con Edison”). I and other members of the Law Department of Consolidated Edison Company of New York, Inc. (“Con Edison of New York”), the principal subsidiary of Con Edison, have represented Con Edison in connection with the filing by Con Edison with the Securities and Exchange Commission of a Registration Statement on Form S-8 registering 10,000,000 new common shares (the “Common Shares”) to be issued under the Consolidated Edison, Inc. Stock Purchase Plan (As Amended and Restated Effective May 20, 2024) (the “Plan”).

We have examined such documents as we have deemed necessary for the purpose of this opinion letter, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison, (b) the minutes of meetings of the Board of Directors of Con Edison and (c) the Plan.

It is my opinion that the Common Shares reserved for issuance under the Plan will, when issued in accordance with the terms of the Plan, be validly issued, fully paid and non-assessable.

I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me in Item 5 of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Deneen Donnley

Consolidated Edison, Inc.

4 Irving Place New York NY 10003 212 460 1315 donnleyd@coned.com